Exhibit 4.13

CONSENT OF ISABELLE ROY

Reference is made to the Annual Report on Form 40-F for the year ended February 29, 2012 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Isabelle Roy, participated in the preparation of the technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2011, Projet Nichicun, Mines Virginia inc.”, completed in May 2012; (the “Report”), concerning mineralized material in the Nichicun property for the Company. Portions of the Report are summarized under headings “Item III – Description of the Business – 3.3.4 Geological Setting; 3.3.5 Exploration and Drilling; and 3.3.6 Mineralization” in the Annual Information Form of the Company for the year ended February 29, 2012 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Isabelle Roy
Name: Isabelle Roy, B.Sc., P.Geo.

May 14, 2012